Exhibit 99.5

Consent of RNA Advisors, LLC

July 31, 2023

Board of Directors

Newcourt Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated March 18, 2023, to the Board of Directors of Newcourt Acquisition Corp. as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form F-4 relating to the proposed business combination transaction with Psyence Biomed Solutions, and (ii) the references to our firm and such opinion in such proxy statement/prospectus and Registration Statement contained under the headings “Questions and Answers About the Business Combination”, “Recommendation of the NCAC Board and Reasons for Approval of the Business Combination”, and “Opinion of RNA Advisors, LLC”. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

RNA Advisors, LLC